Exhibit 99.1

Intel Announces Record Revenue of $9.96 Billion; EPS of 32 Cents Includes Legal Settlement that Lowered EPS by Approximately 2 Cents

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 18, 2005--Intel Corporation today announced record revenue of $9.96 billion for the third quarter, up 18 percent year-over-year and up 8 percent sequentially.
     Third-quarter operating income was $3.1 billion, up 31 percent year-over-year and up 17 percent sequentially, and includes the impact of a legal settlement discussed below. Net income was $2 billion, up 5 percent year-over-year and down 2 percent sequentially. Earnings per share (EPS) were 32 cents, up 7 percent from 30 cents in the third quarter of 2004 and down 3 percent from 33 cents in the second quarter of 2005. Third-quarter net income and EPS included the impact of a legal settlement and tax item discussed below.
     "In the third quarter, we achieved all-time records in company revenue and unit shipments across all of our major product lines," said Paul Otellini, Intel president and CEO. "Execution remained solid as we launched our new dual-core server platform ahead of schedule and began shipping microprocessors built on our industry-leading 65nm process technology. The combination of our 65nm manufacturing network, broad range of new dual-core processors and unique ability to provide platform solutions positions us well for continued growth."
     Earlier this month, Intel and MicroUnity Inc. entered into a settlement agreement that resolves a patent infringement case and provides certain rights for Intel customers. Under the agreement, Intel will pay $300 million to MicroUnity. Intel recorded a preliminary $140-million charge to third-quarter cost of sales, which reduced earnings per share by approximately 2 cents. The remaining $160 million represents the value of intellectual property assets that are expected to be amortized over approximately 10 years. The company expects to finalize the accounting by the time of the filing of the third-quarter Form 10-Q.
     As discussed in the company's Sept. 8 Mid-Quarter Business Update, Intel's results for the third quarter included the impact of an increase in taxes of approximately $250 million, equivalent to 4 cents per share, related to the decision to repatriate foreign-earned income under the American Jobs Creation Act (Jobs Act). The company's results for last year's third quarter included a tax adjustment that increased earnings-per-share by 3 cents. Intel's results for the previous quarter included a tax adjustment that increased earnings-per-share by approximately 2 cents.

     BUSINESS OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors Regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Intel's annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. These statements do not include the potential impact of any mergers, acquisitions, divestitures, investments or other business combinations that may be completed after Oct. 17.

     -- Revenue in the fourth quarter is expected to be between $10.2 billion and $10.8 billion.

     -- Gross margin percentage for the fourth quarter is expected to be approximately 63 percent, plus or minus a couple of points, as compared to 59.7 percent in the third quarter. The gross margin percentage could vary from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

     -- Expenses (R&D plus MG&A) in the fourth quarter are expected to be approximately $3 billion, higher than $2.8 billion in the third quarter, primarily driven by seasonally higher marketing spending along with higher revenue- and profit-dependent spending. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

     -- The R&D spending expectation for 2005 is unchanged at approximately $5.2 billion.

     -- The capital spending expectation for 2005 is unchanged at approximately $5.9 billion, plus or minus $200 million.

     -- Gains from equity investments and interest and other in the fourth quarter are expected to be approximately $130 million.

     -- The fourth-quarter tax rate is expected to be approximately 31 percent. The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdiction in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; as well as the taxes associated with repatriation of cash under the Jobs Act; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

     -- Depreciation for the fourth quarter is expected to be between $1 billion and $1.1 billion.

     -- Amortization of acquisition-related intangibles and costs is expected to be approximately $20 million in the fourth quarter.

     THIRD-QUARTER REVIEW AND RECENT HIGHLIGHTS

     Financial Review

     -- The gross margin percentage was 59.7 percent including the impact of the MicroUnity legal settlement. Gross margin excluding the impact of the settlement would have been 61.1 percent, slightly above the range provided in the Sept. 8 Business Update.

     -- Intel used $2.5 billion in cash to repurchase 93.6 million shares of its common stock during the quarter under an ongoing program.

     -- The company paid a cash dividend of 8 cents per share on Sept. 1 to stockholders of record on Aug. 7.

     Key Product Trends (Sequential)

     -- Total microprocessor units set a record. The average selling price was approximately flat.

     --   Chipset units set a record.

     --   Motherboard units were lower.

     --   Flash memory units set a record. The average selling price was higher.

     --   Wireless connectivity units set a record.

     -- Application processor units for products such as cellular phones and PDAs set a record.

     Digital Enterprise

     To boost server performance, Intel launched its first dual-core, 64-bit Intel(R) Xeon(R) processor for dual-processor servers, previously code-named Paxville. The processor includes Hyper-Threading Technology and can increase the performance of multithreaded applications by as much as 50 percent(1) when compared to the previous, single-core version. Intel also announced plans to ship the dual-core 64-bit Intel Xeon processor 7000 sequence for multiprocessor
(MP) servers later in the fourth quarter. New MP server platforms based on the processor will include the Intel(R) E8501 chipset, which supports an 800 MHz system bus, a dual independent system bus and DDR2 memory.
     To increase server power efficiency, the company introduced low-voltage versions of its 64-bit Intel Xeon processors, including a 3 GHz, low-voltage version that operates in a 55-watt processor power envelope and a 3.2 GHz, mid-voltage version for use in 90-watt configurations, both targeted at rack and blade server designs.
     Intel prepared for the volume ramp of new dual-core platforms by launching a broad evaluation program that will provide thousands of systems to enterprise customers and software developers, including a dual-core Intel Xeon server platform code-named Bensley for upcoming processors code-named Dempsey and Woodcrest. The evaluation program will help developers optimize their multithreaded applications and allow IT end users to evaluate performance gains, test compatibility with in-house applications and accelerate deployment plans.
     The Itanium(R) Solutions Alliance was formed by Intel along with Bull, Fujitsu, Fujitsu Siemens Computers, Hitachi, HP, NEC, SGI and Unisys. This additional level of collaboration within the Itanium community will further grow software capabilities and choices for Itanium-based servers.
     For the Digital Office, the company demonstrated how Intel(R) Virtualization Technology and Intel(R) Active Management Technology can be used in future business PC designs to help IT managers fight computer viruses by detecting, isolating and patching infected PCs, thereby protecting the network and preserving user productivity.
     At the Intel Developer Forum in August, the company unveiled a next-generation processor microarchitecture that will power the company's future platforms for the Digital Enterprise, Digital Office, Digital Home and Mobility. The new microarchitecture combines the power-efficiency associated with the company's industry-leading notebook PC processors with multicore computing capability and "(star)T" technologies that help enable 64-bit computing and improved manageability, reliability and security. The new microarchitecture will be the foundation of new Intel platforms beginning in the second half of 2006 with the introduction of dual-core processors code-named Woodcrest for server platforms, Conroe for desktop platforms, and Merom for notebook platforms, all of which will be manufactured on Intel's 65nm process technology.

     Mobility

     In handheld computing and communications, Research In Motion (RIM) announced plans to use the Intel's new cellular processor, codenamed Hermon, in next-generation BlackBerry* devices, which are used on high-speed EDGE wireless networks to enable users to connect to the Internet and send and receive data with broadband-like speed. In addition, Motorola announced plans for the Moto Q* smartphone which uses an Intel application processor code-named Bulverde for applications including mobile e-mail and Web surfing.
     In notebook computing, Intel announced an agreement with Matsushita Battery Industrial to develop technology enabling "all-day computing." The company also said it is working with Crown Castle and DiBcom to demonstrate mobile broadcast TV functionality on mobile platforms based on Intel(R) Centrino(R) mobile technology as well as Intel XScale(R) technology.
     To enable future mobile platforms and small-form factor devices that combine performance and long battery life, Intel announced it is developing an ultra-low power derivative of its 65nm process technology.
     To further accelerate the deployment of WiMAX wireless broadband networks, Intel launched the Asian Broadband Campaign which will provide consulting and expertise along with silicon and technical services. Intel Capital invested in Unwired Australia, which is quickly moving to WiMAX technology and expanding wireless broadband services to more cities. Intel now expects 100 WiMAX trials to be underway worldwide by the end of the year.
     Intel and Cisco Systems announced plans to enhance the quality and reliability of wireless LANs and allow enterprises to use computers and the network as a combined defense against security threats. In 2006, the companies plan to deliver a new set of features called Business Class Wireless Suite that will allow Intel Centrino mobile technology-based clients to scan for the best access point within a business wireless LAN and provide enhanced Voice over IP services and technologies for notebook PCs.
     To advance the bandwidth available from Wi-Fi networks, Intel and other industry leaders formed the Enhanced Wireless Consortium. The companies will enable an ecosystem of a new generation of interoperable, high-performance wireless LAN products with the goal of accelerating the development of the IEEE 802.11n standard. Intel also launched the Digital Communities initiative and is working with a diverse group of high-tech companies to help communities use wireless technology and new applications to enhance government efficiency, promote economic growth, foster greater community satisfaction and bridge the digital divide.

     Digital Home

     As part of its strategy to deliver technology tailored to the needs of consumers, Intel announced plans to deliver platforms with a new Intel(R) Viiv(TM) technology brand name. PCs with Intel Viiv technology will include remote controls and work with a variety of Intel-verified online services and software, including movies, music, photos and games. Designed from the ground up for the digital home, Intel Viiv technology will include a suite of Intel ingredients including a dual-core processor, chipset, platform software and networking capabilities. Systems based on the first versions of the new platform will be available in the first quarter of 2006 in a variety of form factors and designs.
     Intel is also developing platforms to power consumer electronics (CE) devices such as digital televisions, set-top boxes and digital media recorders. Intel announced the Oplus(TM) MN301 "system-on-a-chip" multimedia display processor for flat panel displays and HDTV monitors. The company also announced its intention to acquire demodulator and tuner technologies as well as expertise from Zarlink Semiconductor that comprise the "front end" of such CE devices, enabling them to receive, process, display and store digital broadcast signals.

     Technology and Manufacturing

     Intel has initiated commercial production and revenue shipments of dual-core microprocessors based on the company's industry-leading 65nm, 300mm process technology, which enables cost-effective, high-volume manufacturing of multicore microprocessors and other advanced products. Intel expects to ship hundreds of thousands of processors built on 65nm technology by the end of the year and is broadly sampling dual-core processors code-named Yonah, Presler and Dempsey to its OEM customers in preparation for a high-volume ramp in 2006.
     The company began construction of Fab 32, a new 300mm wafer fabrication facility in Chandler, Ariz. The $3 billion factory is scheduled to begin production of leading-edge microprocessors in the second half of 2007 on a 45nm process technology.
     The company also announced plans to invest $345 million to expand capacity at Fab 23 in Colorado Springs, Colo. and Fab 17 in Hudson, Mass. The 200mm facilities are being used to produce products such as chipsets and communications devices for a variety of Intel platforms. Intel also plans to invest $105 million to convert an inactive fabrication facility in Rio Rancho, N.M. for use as a product testing facility.

     EARNINGS WEBCAST

     Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until Jan. 17.

     STATUS OF BUSINESS OUTLOOK AND MID-QUARTER BUSINESS UPDATE

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on Dec. 8. From the close of business on Dec. 2 until publication of the Update, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Business Outlook, Update and related Quiet Periods, please refer to the Business Outlook section of Intel's Web site at www.intc.com.

     RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

     The statements in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors accompanying certain of such statements above and set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended July 2, 2005.

     -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products, the availability of sufficient inventory to meet demand, pricing pressures and actions taken by Intel's competitors. Factors that could cause demand to be different from Intel's expectations include changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

     -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

     -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

     -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     * Intel, Intel Xeon, Itanium, Intel Centrino, XScale, Intel Viiv and Oplus are marks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

     -- Other names and brands may be claimed as the property of others.

     (1) Performance based on result submitted to www.spec.org on SPECint_rate_base2000 benchmark. Baseline system configuration: IBM eServer xSeries 346 Server platform with two 64-bit Intel Xeon processors 3.60 GHz with 2MB L2 Cache, 800 MHz system bus, 8x512MB ECC PC2-3200 DIMMs for RAM, Microsoft Windows Server 2003 Standard Edition for OS and Intel Compiler 8.1 binaries. For more information see www.spec.org/cpu2000/results/res2005q2/cpu2000-20050514-04113.html. New configuration: IBM eServer xSeries 346 Server platform with two Dual-Core Intel Xeon processors 2.80 GHz with 2x2MB L2 Cache, 800 MHz system bus, 4 GB DDR2, Microsoft Windows Server 2003 Standard Edition, Intel C/C++ Compiler 9.0 for 32-bit applications, Intel Fortran Compiler 9.0 (20050624Z) for 32-bit applications, Microsoft Visual Studio .NET, MicroQuill Smartheap Library 7.30. For additional information on other applications tested and benchmark results see http://www.intel.com/performance/server/xeon/index.htm. Results vary by hardware and software configuration.


                           INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                (In millions, except per share amounts)



                                    Three Months      Nine Months
                                        Ended            Ended
                                   --------------- -----------------
                                  Oct. 1, Sept. 25, Oct. 1, Sept.25,
                                    2005    2004     2005     2004
                                   ------- ------- -------- --------
NET REVENUE                        $9,960  $8,471  $28,625  $24,611
Cost of sales                       4,012   3,752   11,876   10,242
                                   ------- ------- -------- --------
GROSS MARGIN                        5,948   4,719   16,749   14,369
                                   ------- ------- -------- --------

Research and development            1,341   1,183    3,783    3,564
Marketing, general and
 administrative                     1,478   1,123    4,082    3,434
Amortization of
 acquisition-related
 intangibles and costs                 29      40      103      141
                                   ------- ------- -------- --------
OPERATING EXPENSES                  2,848   2,346    7,968    7,139
                                   ------- ------- -------- --------
OPERATING INCOME                    3,100   2,373    8,781    7,230
Gains (losses) on equity
 securities, net                       (2)    (10)     (20)       1
Interest and other, net               145      63      387      159
                                   ------- ------- -------- --------
INCOME BEFORE TAXES                 3,243   2,426    9,148    7,390
Income taxes                        1,248     520    2,937    1,997
                                   ------- ------- -------- --------
NET INCOME                         $1,995  $1,906  $ 6,211  $ 5,393
                                   ======= ======= ======== ========

BASIC EARNINGS PER SHARE           $ 0.33  $ 0.30  $  1.01  $  0.84
                                   ======= ======= ======== ========
DILUTED EARNINGS PER SHARE         $ 0.32  $ 0.30  $  1.00  $  0.82
                                   ======= ======= ======== ========

COMMON SHARES OUTSTANDING           6,062   6,375    6,139    6,435
COMMON SHARES ASSUMING DILUTION     6,144   6,442    6,211    6,541


                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)



                                            Oct. 1,  July 2,  Dec. 25,
                                              2005     2005     2004
                                            -------- -------- --------
CURRENT ASSETS
Cash and short-term investments             $11,951  $12,600  $14,061
Trading assets                                1,982    2,224    3,111
Accounts receivable                           3,748    3,448    2,999
Inventories:
  Raw materials                                 381      384      388
  Work in process                             1,434    1,506    1,418
  Finished goods                              1,000      849      815
                                            -------- -------- --------
                                              2,815    2,739    2,621
Deferred tax assets and other                 1,228    1,179    1,266
                                            -------- -------- --------
  Total current assets                       21,724   22,190   24,058

Property, plant and equipment, net           16,825   16,624   15,768
Marketable strategic equity securities          520      362      656
Other long-term investments                   3,047    2,247    2,563
Goodwill                                      3,814    3,805    3,719
Other assets                                  1,430    1,285    1,379
                                            -------- -------- --------

  TOTAL ASSETS                              $47,360  $46,513  $48,143
                                            ======== ======== ========

CURRENT LIABILITIES
Short-term debt                             $   252  $   318  $   201
Accounts payable and accrued liabilities      6,654    5,425    6,050
Deferred income on shipments to
  distributors                                  692      707      592
Income taxes payable                          1,901    1,330    1,163
                                            -------- -------- --------
  Total current liabilities                   9,499    7,780    8,006

LONG-TERM DEBT                                  432      430      703
DEFERRED TAX LIABILITIES                        753      689      855

STOCKHOLDERS' EQUITY                         36,676   37,614   38,579
                                            -------- -------- --------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $47,360  $46,513  $48,143
                                            ======== ======== ========


                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)



                                            Q3 2005  Q2 2005  Q3 2004
                                           ---------------------------
GEOGRAPHIC REVENUE:
   Asia-Pacific                              $5,124   $4,679   $4,014
                                                 52%      51%      48%
   Americas                                  $1,903   $1,863   $1,799
                                                 19%      20%      21%
   Europe                                    $2,007   $1,809   $1,886
                                                 20%      20%      22%
   Japan                                       $926     $880     $772
                                                  9%       9%       9%

CASH INVESTMENTS:
Cash and short-term investments             $11,951  $12,600  $13,647
Trading assets - fixed income (1)             1,632    1,883    2,192
                                           ---------------------------
Total cash investments                      $13,583  $14,483  $15,839

INTEL CAPITAL PORTFOLIO:
Marketable strategic equity securities         $520     $362     $461
Other strategic investments                     553      518      631
                                           ---------------------------
Total Intel Capital portfolio                $1,073     $880   $1,092

TRADING ASSETS:
Trading assets - equity securities
   offsetting deferred compensation (2)        $350     $341     $318
Total trading assets - sum of 1+2            $1,982   $2,224   $2,510

SELECTED CASH FLOW INFORMATION:
Depreciation                                 $1,055   $1,051   $1,155
Amortization of acquisition-related
 intangibles & costs                            $29      $36      $40
Capital spending                            ($1,282) ($1,389) ($1,106)
Stock repurchase program                    ($2,500) ($2,500) ($2,500)
Proceeds from sales of shares to
   employees, tax benefit & other              $444     $387     $322
Dividends paid                                ($486)   ($493)   ($253)
Net cash used for acquisitions                 ($22)    ($81)    ($20)

SHARE INFORMATION:
Average common shares outstanding             6,062    6,144    6,375
Dilutive effect of stock options                 82       71       67
Common shares assuming dilution               6,144    6,215    6,442

STOCK BUYBACK:
   Shares repurchased                          93.6     98.9    106.3
   Shares authorized for buyback            2,800.0  2,800.0  2,300.0
   Cumulative shares repurchased           (2,486.9)(2,393.3)(2,097.5)
   Shares available for buyback               313.1    406.7    202.5

OTHER INFORMATION:
Employees (in thousands)                       96.0     91.0     84.2



                          INTEL CORPORATION
        SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
                           ($ in millions)



                                                       Nine Months
                                                           Ended
                                                      --------------
                                     Q3    Q2    Q3    Q3     Q3
OPERATING SEGMENT INFORMATION:       2005  2005  2004  2005   2004
--------------------------------------------------------------------

Digital Enterprise Group
   Microprocessor revenue           4,936 4,603 4,520 14,483 14,170
   Chipset, motherboard and other
    revenue                         1,434 1,398 1,346  4,249  3,835
   Net revenue                      6,370 6,001 5,866 18,732 18,005
   Operating income                 2,162 2,008 1,808  6,550  6,401

--------------------------------------------------------------------
Mobility Group
   Microprocessor revenue           2,331 2,056 1,571  6,304  3,957
   Flash memory revenue               572   528   638  1,678  1,642
   Chipset and other revenue          640   566   352  1,722    890
   Net revenue                      3,543 3,150 2,561  9,704  6,489
   Operating income                 1,402 1,140   796  3,641  1,790

--------------------------------------------------------------------
All Other
   Net revenue                         47    80    44    189    117
   Operating loss                    (464) (499) (231)(1,410)  (961)

--------------------------------------------------------------------
Total
   Net revenue                      9,960 9,231 8,471 28,625 24,611
   Operating income                 3,100 2,649 2,373  8,781  7,230

--------------------------------------------------------------------

During the first quarter of 2005, the company reorganized its business groups to bring all major product groups in line with the company's strategy to design and deliver technology platforms. These new business units include the Digital Enterprise Group, the Mobility Group, the Digital Home Group, the Digital Health Group and the Channel Platforms Group. The Digital Enterprise Group and the Mobility group are reportable operating segments. The Digital Home Group, Digital Health Group and Channel Platforms Group operating segments do not meet the quantitative thresholds for reportable segments as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Therefore, these operating segments are included within the "all other" category. All prior period amounts have been adjusted retrospectively to reflect the new organizational structure as well as certain minor reorganizations effected through the third quarter of 2005. As a result of this platform reorganization, further changes may occur in the future.

The Digital Enterprise Group operating segment's products include microprocessors and related chipsets and motherboards designed for the desktop (including consumer desktop) and enterprise computing market segments, communications infrastructure components such as network processors and embedded microprocessors, wired connectivity devices and products for network and server storage. The Mobility Group operating segment's products include microprocessors and related chipsets designed for the mobile computing market segment, flash memory, wireless connectivity products, application processors used in cellular handsets and handheld computing devices, and cellular baseband chipsets. Revenue for the "all other" category primarily consists of microprocessors and related chipsets used in consumer electronics devices. For further information on the business strategy of each operating segment, see Intel's Quarterly Report on Form 10-Q for the quarter ended July 2, 2005.

In October 2005, Intel entered into a legal settlement agreement with MicroUnity, Inc. and recorded an estimated $140 million charge to third-quarter results. Of this amount, $110 million reduced the operating income of the Digital Enterprise Group, and $30 million reduced the operating income of the Mobility Group.

In addition to the operating results for the Digital Home Group, Digital Health Group and Channel Platforms Group operating segments, the "all other" category also includes acquisition-related costs, including amortization and any impairments of acquisition-related intangibles and goodwill. Additionally, "all other" includes the results of operations of seed businesses that support the company's initiatives. Finally, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments.



                          INTEL CORPORATION
             RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
            GROSS MARGIN EXCLUDING LEGAL SETTLEMENT CHARGE
                           ($ in millions)

                                                            Q3 2005
                                                          ------------
GAAP gross margin                                         $5,948 59.7%
Legal settlement charge(1)                                  $140  1.4%
                                                          ------------
Gross margin, excluding
 legal settlement charge                                  $6,088 61.1%
                                                          ============

(1) Subsequent to the end of the third quarter of 2005, Intel and MicroUnity, Inc. entered into a settlement agreement which resolves all of the issues in a patent infringement case and provides certain rights for Intel customers. Under the agreement, Intel will pay $300 million to MicroUnity. In connection with the settlement agreement, Intel recorded an estimated $140 million charge to third quarter cost of sales.